UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 3, 2013

FOREST OIL CORPORATION

(Exact name of registrant as specified in its charter)

New York

(State or other jurisdiction of incorporation)

1-13515	25-0484900
(Commission File Number)	(IRS Employer Identification No.)

707 17th Street, Suite 3600, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

303.812.1400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On October 3, 2013, Forest Oil Corporation, a New York corporation (“Forest”), and Forest Oil Permian Corporation, a Delaware Corporation and wholly owned subsidiary of Forest (“Forest Permian” and together with Forest, the “Sellers”), entered into an Agreement for Purchase and Sale of Assets (the “Agreement”) with Templar Energy LLC (“Buyer”).  Pursuant to the Agreement, the Sellers agreed to sell to the Buyer oil and gas properties located in the Texas panhandle area (the “Oil and Gas Assets”), and various other related interests, rights, receivables, wells, leasehold interests, records, fixtures, equipment, and other assets (together with the Oil and Gas Assets, the “Assets”).  The Assets exclude certain rights, claims, credits, records, data, and any hedging transactions associated with the Oil and Gas Assets.  The effective date of the purchase and sale of the Assets is October 1, 2013 (the “Effective Date”). The transaction is expected to close on November 25, 2013 (the “Closing Date”), subject to certain conditions, as described below.

The total consideration to be received by the Sellers for the Assets is $1,000,000,000 in cash (the “Purchase Price”), subject to customary adjustments to reflect, among other things, the operation of the Oil and Gas Assets prior to the closing, title defects, and unresolved required consents, preferential rights and environmental defects.  Upon executing the Agreement, the Buyer deposited $30,000,000 (the “Deposit”) in cash into escrow, to be held by an escrow agent pending closing or termination of the Agreement. At closing, $10,000,000 of the Purchase Price, as adjusted, will be placed into escrow for twelve months to fund the Sellers’ indemnity obligations under the Agreement, if any.

The Agreement contains customary representations, warranties and covenants by the Buyer and the Sellers.  Among other things, during the period between the execution of the Agreement and the closing of the transactions contemplated thereby, the Sellers have agreed (i) to allow the Buyer access to the Oil and Gas Assets and the records pertaining to the Assets; (ii) to conduct their operations, including the operation of the Oil and Gas Assets, in the ordinary course; and (iii) to restrict certain activities and capital expenditures.

Completion of the transactions contemplated by the Agreement is subject to customary closing conditions, including, without limitation, clearance under the Hart-Scott-Rodino Act.

The Agreement provides the Buyer and the Sellers certain termination rights, including: (1) the parties may terminate by mutual consent; (2) the Sellers may terminate if all of the Buyer’s conditions to closing are satisfied or waived but Buyer shall have failed to close by the Closing Date; (3) the Buyer may terminate if all of the Sellers’ conditions to closing are satisfied or waived but the Sellers shall have failed to close by the Closing Date; (4) the Buyer or the Sellers may terminate if the closing shall not have occurred on or before December 31, 2013, unless caused by the party seeking to terminate; (5) the Buyer or the Sellers may terminate if, on or before the closing, the sum of all adjustments to the Purchase Price equals or exceeds $125,000,000.  If the Agreement is terminated by the Buyer for the reasons set forth in (3), (4) or (5) above, or by Sellers for the reasons set forth in (2) above, or pursuant to (1) above, then the Buyer shall be entitled to return of the Deposit.  The Sellers may retain the Deposit if the Agreement is terminated for any other reason.

The foregoing is not a complete description of all of the terms and provisions of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.05.                                        Costs Associated with Exit or Disposal Activities.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.05.

In connection with the sale of Assets to Templar, Forest expects to incur certain charges, including charges associated with (i) severance payments and accelerated vesting of equity awards for employees to be terminated in connection with the closing of transactions contemplated by the Agreement (the “Terminated Employee Costs”), and (ii) certain other costs with respect to employees remaining after the closing of the Agreement (the “Retained Employee Costs”).  Forest is not able at this time to provide an estimate, or range of estimates, of the Terminated Employee Costs or Retained Employee Costs, or of the total amount of costs that will be incurred in connection with the sale of Assets.  Accordingly, Forest will file another 8-K within four business days of the date that it is able to provide such an estimate or range of estimates.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of October 3, 2013, by and among Forest Oil Corporation, Forest Oil Permian Corporation, and Templar Energy LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST OIL CORPORATION
(Registrant)

Dated: October 4, 2013	By	/s/ CYRUS D. MARTER IV
Cyrus D. Marter IV
Senior Vice President, General
Counsel and Secretary

INDEX TO EXHIBITS FILED WITH THE CURRENT REPORT ON FORM 8-K

Exhibit	Description

10.1	Agreement for Purchase and Sale of Assets, dated as of October 3, 2013, by and among Forest Oil Corporation, Forest Oil Permian Corporation, and Templar Energy LLC.